Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Matthew Burris, Chief Financial Officer
Colorado Prime Corporation
Farmingdale, New York
Tel:  516-694-1111
Fax:  516-694-8493


Farmingdale, New York, August 19, 1998 - Colorado Prime Corporation (the "Company") announced today that William F. Dordelman announced his resignation as Chief Executive Officer and Chairman of the Board of Directors, of the Company and Colorado Prime Holdings, Inc. ("Holdings"), the sole shareholder of the Company, effective September 7, 1998. The Company announced that Mr. Dordelman would remain as a member of the Board of Directors of the Company and Holdings and as a member of the Company's Executive Committee. After his resignation from the Company, Mr. Dordelman also will serve in an advisory capacity to Thayer Equity Investors III, L.P. ("Thayer"), a private equity investment fund that acquired Colorado Prime Holdings, Inc. in a leveraged buyout transaction in May of 1997.

The Company also announced that Dr. Paul G. Stern, a co-founder of Thayer, will assume the positions of Chairman and Chief Executive Officer of the Company and Holdings following Mr. Dordelman's resignation. Prior to the founding of Thayer, Dr. Stern served in several senior executive positions in major companies in North America and Europe, including Chairman and Chief Executive Officer of Northern Telecom Ltd., President and Chief Operating Officer or Burroughs (later Unisys) Corporation, and Chairman and Chief Executive Officer of Braun AG.

In addition, the Company announced that Mr. Paul A. Roman will join the Company as President and Chief Operating Officer, effective August 31, 1998. Most recently Mr. Roman was President of Rollins Protective Services, a provider of electronic security services for commercial and residential alarm customers throughout the United States and a former division of Rollins Inc.

Colorado Prime Corporation, based in Farmingdale, New York, is a leading direct marketer of home shopping services, offering high quality, value added food programs and products related to in-home dining and entertainment through a combination of telemarketing and in-home selling.